Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Brooke Credit Corporation to which this consent is attached of our report dated March 8, 2007, with respect to the financial statements of Oakmont Acquisition Corp. included in its annual report on Form 10-KSB for the year ended December 31, 2006.

/s/ Freedman & Goldberg

Freedman & Goldberg

Farmington Hills, Michigan

November 6, 2007